Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) pertaining to the 2007 Equity Incentive Plan of Learning Tree International, Inc. and to the incorporation by reference therein of our report dated April 23, 2007, with respect to the fiscal year 2006 and 2005 consolidated financial statements of Learning Tree International, Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended September 28, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

January 7, 2008